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                                                     Exhibit 23

          Letterhead of Kenny S&P Evaluation Services
             (a division of J.J. Kenny Co., Inc.)

                        August 25, 1998

Prudential Securities Incorporated
1 New York Plaza
New York, NY  10292

               Re:  National Municipal Trust
                    Post-Effective Amendment No. 1
                    Series 190____________________

Gentlemen:

          We have examined the post-effective Amendment to the Registration Statement File No. 333-20071 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evalua-tion Services, a division of J.J. Kenny Co., Inc., is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc., as evaluator.

          In addition, we hereby confirm that the ratings indi-cated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings currently indi-cated in our KENNYBASE database as of the date of the evalua-tion report.

          You are hereby authorized to file a copy of this let-ter with the Securities and Exchange Commission.

                                   Sincerely,

                                   Frank A. Ciccotto
                                   Frank A. Ciccotto
                                   Vice President